FOR IMMEDIATE RELEASE
October 31, 2005

For further information contact:
Craig Montanaro
Senior Vice President,
Director of Strategic Planning
Kearny Financial Corp.
(973) 244-4510

                             KEARNY FINANCIAL CORP.
                  REPORTS FIRST QUARTER 2006 OPERATING RESULTS

Fairfield,  New Jersey,  October 31, 2005 - Kearny Financial Corp.  (Nasdaq NMS:
KRNY) (the "Company"), the holding company of Kearny Federal Savings Bank (the "Bank"), today reported net income for the quarter ended September 30, 2005 of $3.0 million compared with $3.8 million for the quarter ended September 30, 2004 and $8.1 million reported for the quarter ended June 30, 2005. Net income for the quarter ended June 30, 2005 included $7.6 million of non-interest income from the gain on sale of available for sale securities.

The Company completed its initial public offering during the quarter ended March 31, 2005. A total of 21,821,250 shares, representing 30% of the outstanding common stock, were sold to eligible subscribers, including 1,745,700 shares issued to the Kearny Federal Savings Bank Employee Stock Ownership Plan. The remaining 70% of the Company continues to be held by Kearny MHC, the mutual holding company parent of the Company. Net proceeds of the offering were $214.6 million. Shares of the Company began trading on the Nasdaq National Market under the symbol "KRNY" on February 24, 2005.

Kearny Financial Corp. is the holding company for Kearny Federal Savings Bank, which operates from its administrative headquarters building in Fairfield, New Jersey, and 26 retail branch offices located in Bergen, Hudson, Passaic, Morris, Middlesex, Essex, Union and Ocean counties, New Jersey. At September 30, 2005, Kearny Financial Corp. had total assets, deposits and stockholders' equity of $2.08 billion, $1.50 billion and $506.0 million, respectively.

The following is a financial overview for the quarter:

Net Interest Income
-------------------

Net interest income for the quarter ended September 30, 2005 was $12.8 million. This compares to $12.8 million for the same quarter in 2004 and $13.2 million reported for the quarter ended June 30, 2005. The net interest margin for the quarter ended September 30, 2005 was 2.63%. This compares to 2.87% for the same quarter in 2004 and 2.72% reported for the quarter ended June 30, 2005. The Company attributes the decrease in interest income between linked quarters to the competitive market for deposits, which is driving up the Bank's cost of funds. Presently, interest-bearing liabilities are repricing faster than interest-bearing assets, further depressing the net interest margin. However, the Company continues to deploy the proceeds from its initial public offering, primarily into loans receivable, which is expected to help mitigate the increase in the cost of funds.

Non-interest Income
-------------------

Non-interest income attributed to fees, service charges and miscellaneous income increased $34,000, or 7.2%, to $507,000 for the quarter ended September 30, 2005, compared to $473,000 for the quarter ended June 30, 2005. For the quarter ended September 30, 2004, non-interest income attributed to fees, service charges and miscellaneous income was $494,000. The increase in non-interest income was due primarily to income realized from additional bank owned life insurance purchased during the quarter ended September 30, 2005.

Non-interest income from gains on the sale of securities was $86,000 for the quarter ended September 30, 2005 resulting from the sale of a $6.9 million government income fund acquired during an earlier merger, and held in the Company's available for sale portfolio. This compares to non-interest income from gains on the sale of securities of $7.6 million for the linked quarter as the result of the sale of 120,000 shares of Freddie Mac common stock, representing approximately 48% of the Company's investment in Freddie Mac common stock. There was no income from gains on the sale of securities during the quarter ended September 30, 2004.

Non-interest Expense
--------------------

Non-interest expense for the quarter ended September 30, 2005 was $9.4 million, $117,000 lower as compared to the quarter ended June 30, 2005. For the quarter ended September 30, 2004, non-interest expense was $7.8 million. The decrease in non-interest expense for the linked quarters resulted primarily from lower equipment expense, advertising expense and miscellaneous expenses, partially offset by higher office occupancy expenses. Salaries and employee benefits were flat for the linked quarters. The quarters ended September 30, 2005 and June 30, 2005 both contained employee stock ownership plan ("ESOP") compensation expense while the quarter ended September 30, 2004 did not include this expense category. The Bank established the ESOP plan during the initial public offering completed in February 2005 and purchased 1.7 million shares in the IPO.

Loans and Asset Quality
-----------------------

Loans receivable, net of deferred fees and the allowance for loan losses, increased $39.5 million, or 7.1% to $597.5 million at September 30, 2005, from $558.0 million at June 30, 2005. The increase came in one-to-four family mortgage loans, particularly first mortgages, home equity loans and home equity lines of credit, and, to a lesser extent, in non-residential mortgage loans and construction loans, offset by nominal decreases in multi-family mortgages and commercial business loans.

The provision for loan losses was $75,000 for the quarter ended September 30, 2005. Total loans increased to $602.1 million at September 30, 2005 from $562.6 million at June 30, 2005. Non-performing loans were $2.0 million, or 0.33% of total loans at September 30, 2005, as compared to $1.9 million, or 0.34% of total loans at June 30, 2005. The allowance for loan losses as a percentage of total loans outstanding was 0.91% at September 30, 2005 and 0.96% at June 30, 2005, reflecting allowance balances of $5.5 million and $5.4 million, respectively.

Securities
----------

Mortgage-backed securities held to maturity decreased by $11.9 million, or 1.6%, to $746.2 million at September 30, 2005, from $758.1 million at June 30, 2005. Cash flow from monthly principal and interest payments funded loan originations and deposit outflows during the quarter.

Investment securities held to maturity decreased $6.5 million, or 1.4%, to $463.6 million at September 30, 2005, from $470.1 million at June 30, 2005. The decrease came primarily in the government agency notes category, with the proceeds from maturing notes funding loan originations and deposit outflows during the quarter.

The carrying value of securities available for sale decreased to $25.5 million at September 30, 2005, from $33.6 million at June 30, 2005, due primarily to the sale of a government income fund and mark-to-market adjustments to other investments in the available for sale portfolio.

Deposits
--------

Deposits decreased $32.1 million, or 2.1%, to $1.50 billion at September 30, 2005, from $1.53 billion at June 30, 2005. The decrease was primarily in certificates of deposit. After reacting to competitive pressures in the market place by raising short-term interest rates during the previous quarter, which attracted new deposits, the Bank pulled back from that strategy during the current quarter to slow the increase in the cost of funds. During the quarter ended June 30, 2005, deposits increased $77.8 million. The increase was primarily in certificates of deposit.

FHLB Advances
-------------

Federal Home Loan Bank advances decreased to $61.5 million at September 30, 2005, from $61.7 million at June 30, 2005 due to scheduled principal payments on amortizing advances.

Capital Management
------------------

During the quarter ended September 30, 2005, stockholders' equity increased $564,000 to $506.0 million from $505.5 million at June 30, 2005. The increase is attributed to net income recorded during the quarter plus the release of unearned ESOP shares offset by a decrease in accumulated other comprehensive income and common stock dividends paid in the current quarter and declared for the subsequent quarter. The decrease in accumulated other comprehensive income resulted from a reduction in the carrying value, net of taxes, of the Company's available for sale portfolio.

The ratio of tangible equity to tangible assets was 21.02% at September 30, 2005. The Tier 1 capital ratio was 57.09%, far in excess of the 6.00% level required to be considered "well-capitalized" under regulatory guidelines.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Kearny Financial Corp. with the Securities and Exchange Commission from time to time. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data)
(Unaudited)

                                                      September 30,     June 30,
                                                          2005           2005
                                                       ----------     ----------
Balance Sheet Data:
Assets                                                 $2,075,959     $2,107,005
Loans receivable, net                                     597,500        558,018
Mortgage-backed securities held to maturity               746,193        758,121
Securities available for sale                              25,534         33,591
Investment securities held to maturity                    463,551        470,098
Cash and cash equivalents                                  85,288        139,865
Goodwill                                                   82,263         82,263
Deposits                                                1,496,744      1,528,777
Federal Home Loan Bank advances                            61,544         61,687
Total stockholders' equity                                506,046        505,482

                                                            For the Three Months Ended
                                                     --------------------------------------------
                                                      September 30,    June 30,    September 30,
                                                          2005           2005           2004
                                                      -----------    -----------    -----------
Summary of Operations:
Interest income                                       $    21,971    $    21,624    $    19,907
Interest expense                                            9,158          8,381          7,103
                                                      -----------    -----------    -----------
Net interest income                                        12,813         13,243         12,804
Provision for loan losses                                      75             61            151
                                                      -----------    -----------    -----------
Net interest income after provision for loan losses        12,738         13,182         12,653
Non-interest income                                           507            473            494
Non-interest income from gain on sale of available
  for sale securities                                          86          7,634              0
Non-interest expense                                        9,378          9,495          7,789
                                                      -----------    -----------    -----------
Income before taxes                                         3,953         11,794          5,358
Provision for income taxes                                    989          3,710          1,562
                                                      -----------    -----------    -----------
Net income                                            $     2,964    $     8,084    $     3,796
                                                      ===========    ===========    ===========

Per Share Data:
Net income per share - basic                          $      0.04    $      0.11    $    379.60
Net income per share - diluted                        $      0.04    $      0.11    $    379.60
Weighted average number of common shares
  outstanding - basic                                  71,052,679     71,016,446         10,000
Weighted average number of common shares
  outstanding - diluted                                71,052,679     71,016,446         10,000

Per Share Data:
Cash dividends per share (1)                          $      0.04    $      0.00    $      0.00
Dividend payout ratio (2)                                   29.45%          0.00%          0.00%

(1)  Represents   cash  dividends  paid  per  share  to  minority   stockholders
     (21,821,250 shares).
(2) Represents cash dividends paid to minority stockholders divided by net income.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data)
(Unaudited)

                                                                                       For the Three Months Ended
                                                                       -------------------------------------------------------
                                                                          September 30,          June 30,          September 30,
                                                                               2005                2005                2004
                                                                               ----                ----                ----

Performance Ratios:
Return on average assets                                                       0.56%               1.54%               0.79%
Return on average equity                                                       2.35%               6.44%               5.16%
Net interest rate spread (1)                                                   2.11%               2.25%               2.65%
Net interest margin (2)                                                        2.63%               2.72%               2.87%
Average interest-earning assets to average
  interest-bearing liabilities                                               127.71%             127.66%             114.31%
Efficiency ratio (net of gain on sale of available
  for sale securities)                                                        70.41%              69.23%              58.57%
Non-interest expense to average assets                                         1.79%               1.81%               1.62%

(1) Interest income divided by average interest-earning assets less interest expense divided by average interest-bearing liabilities.
(2)  Net interest income divided by average interest-earning assets.

                                                                                     At or for the Three Months Ended
                                                                       -------------------------------------------------------
                                                                          September 30,          June 30,          September 30,
                                                                               2005                2005                2004
                                                                               ----                ----                ----
Asset Quality Ratios:(1)
Non-performing loans to total loans                                             0.33%               0.34%               0.48%
Non-performing assets to total assets                                           0.10%               0.10%               0.14%
Net charge-offs to average loans outstanding                                    0.00%               0.00%               0.00%
Allowance for loan losses to total loans                                        0.91%               0.96%               1.02%
Allowance for loan losses to non-performing loans                             279.13%             281.79%             213.65%

(1) Asset quality ratios are period end ratios unless otherwise noted.

                                                                                  At or for the Three Months Ended
                                                                           -----------------------------------------------------
                                                                           September 30,          June 30,         September 30,
                                                                               2005                2005                2004
                                                                               ----                ----                ----
Capital Ratios:
Average equity to average assets                                               24.04%              23.95%              15.30%
Equity to assets at period end                                                 24.38%              23.99%              15.64%
Tangible equity to tangible assets at period end                               21.02%              20.66%              11.73%

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data)
(Unaudited)

                                                            For the Three Months Ended
                                                       ---------------------------------------
                                                       September 30,   June 30,  September 30,
                                                           2005         2005         2004
                                                        ----------   ----------   ----------
Average Balances:
Loans receivable, net                                   $  576,751   $  537,397   $  510,730
Mortgage-backed securities held to maturity                757,472      763,223      754,994
Investment securities held to maturity and securities
  available for sale                                       501,748      502,697      481,960
Other interest-earning assets                              111,397      141,119       34,585
                                                        ----------   ----------   ----------
        Total interest earning assets                    1,947,368    1,944,436    1,782,269
Non-interest-earning assets                                154,113      151,714      141,747
                                                        ----------   ----------   ----------
        Total assets                                    $2,101,481   $2,096,150   $1,924,016
                                                        ==========   ==========   ==========

Deposits                                                $1,462,018   $1,456,742   $1,473,030
FHLB advances                                               62,821       66,346       86,103
                                                        ----------   ----------   ----------
        Total interest-bearing liabilities               1,524,839    1,523,088    1,559,133
Non-interest-bearing liabilities                            71,430       71,131       70,552
Stockholders' equity                                       505,212      501,931      294,331
                                                        ----------   ----------   ----------
        Total liabilities and stockholders' equity      $2,101,481   $2,096,150   $1,924,016
                                                        ==========   ==========   ==========

                                                            For the Three Months Ended
                                                       ---------------------------------------
                                                       September 30,   June 30,  September 30,
                                                           2005         2005         2004
                                                        ----------   ----------   ----------
Spread and Margin Analysis:
Average yield on:
  Loans receivable, net                                     5.63%      5.71%        5.59%
  Mortgage-backed securities held to maturity               4.52%      4.54%        4.58%
  Investment securities held to maturity and securities
    available for sale                                      3.48%      3.44%        3.33%
  Other interest-earning assets                             3.30%      2.76%        1.33%
Average cost of:
  Deposits                                                  2.27%      2.06%        1.66%
  FHLB advances                                             5.55%      5.34%        4.60%
Net interest rate spread                                    2.11%      2.25%        2.65%
Net interest margin                                         2.63%      2.72%        2.87%
Average interest-earning assets to average
  interest-bearing liabilities                            127.71%    127.66%      114.31%